Exhibit 99.1

Agenus Announces Reverse Stock Split

Lexington, MA – September 30, 2011 – Agenus Inc. (Nasdaq: AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced that its board of directors has approved a 1-for 6 share consolidation, or reverse stock split, that will become effective on October 3, 2011.

The primary objectives for implementing the reverse stock split are to enable the company to comply with NASDAQ’s minimum bid price requirement of $1.00 per share, to reduce the number of shares outstanding to be more commensurate with the company’s size and market capitalization and to reduce transaction costs for investors. The company’s common shares will begin trading on a split-adjusted basis on The NASDAQ Capital Market at the opening of trading on Monday, October 3, 2011.

At the effective time of the reverse stock split, every 6 of Agenus’ pre-split common shares, par value $0.01 per share, will automatically be consolidated into 1 post-split common share, par value $0.01 per share. Following the reverse split, the company will have approximately 21,337,000 common shares outstanding, excluding outstanding and unexercised share options and warrants and subject to adjustment for fractional shares. The reverse stock split will not affect any shareholder’s ownership percentage of Agenus’ common shares, except to the limited extent that the reverse split would result in any shareholder owning a fractional share.

Effective October 3, 2011, NASDAQ will append a fifth character “D” to the company’s ticker symbol to indicate the implementation of the reverse split, which “D” will remain appended to the company’s symbol for 20 business days. The company’s ticker symbol will thereafter revert to “AGEN.” In addition, the common shares will also trade under a new CUSIP number effective October 3, 2011.

Additional information can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission on May 3, 2011.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company’s product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Contact:

Jonae R. Barnes, 617-818-2985

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